UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2026
NORDSON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	000-07977	34-0590250
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

28601 Clemens Road Westlake, Ohio 44145 (Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: 440-892-1580
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Shares, without par value	NDSN	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On January 30, 2026, Nordson Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) with its subsidiary, Nordson Engineering GmbH, a private limited liability company organized and existing under the laws of Germany, registered with the commercial register of the local court of Lüneburg under number HRB 999 (“Nordson GmbH”), with Wells Fargo Bank, National Association, as Administrative Agent (the “Revolving Agent”), various financial institutions named therein as lenders and Wells Fargo Securities, LLC, BofA Securities, Inc., BNP Paribas Securities Corp., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., and PNC Capital Markets LLC, as Joint Lead Arrangers and Joint Bookrunners. The Revolving Credit Agreement amended and restated the Company’s current unsecured senior credit agreement, dated June 6, 2023, with Wells Fargo Bank, National Association, as Agent.

The Revolving Credit Agreement:

•provides for a $1,200 million senior unsecured multicurrency revolving credit facility (the “Revolving Credit Facility”);
•provides that the loans under the Revolving Credit Facility will be funded by the lenders upon the satisfaction of certain customary conditions precedent;
•matures on January 30, 2031;
•permits borrowings in U.S. Dollars, Euros, Sterling, Swiss Francs, Singapore Dollars, Japanese Yen, and each other currency approved by the Revolving Agent and the Revolving Credit Banks (as defined in the Revolving Credit Agreement);
•includes an $85 million sub-facility for standby letters of credit, a $100 million sub-facility for swingline loans, and a sub-limit for multicurrency borrowings available in Euros, Sterling, Swiss Francs, Singapore Dollars, Japanese Yen, and certain other currencies in the equivalent of $425 million;
•contains certain representations and warranties that the Company believes are usual and customary for a senior unsecured multicurrency revolving credit facility;
•contains certain covenants that the Company believes are usual and customary for a senior unsecured multicurrency revolving credit facility, including compliance with a leverage ratio and an interest coverage ratio, and certain covenants that restrict, among other things, the Company’s and its subsidiaries’ ability to: incur debt; incur liens; merge or consolidate with other companies or sell assets outside the ordinary course of business; and
•contains events of default usual and customary for a senior unsecured multicurrency revolving credit facility (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the representations or warranties; breach of the financial, affirmative or negative covenants; default of payment on, or accelerations of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries; certain specified events under the Employee Retirement Income Security Act of 1974, as amended; certain changes in control of the Company; and the invalidity or unenforceability of the Revolving Credit Agreement or other documents associated with the Revolving Credit Agreement.

The loans under the Revolving Credit Agreement bear interest at the sum of (i) either a base rate or, depending on the currency, a SOFR rate, EURIBOR rate, TIBOR rate, SORA rate, SONIA rate or SARON rate (each as defined in the Revolving Credit Agreement) plus (ii) an applicable margin. The applicable margin is based on either the Company’s Leverage Ratio (as defined in the Revolving Credit Agreement) or then current Debt Rating (as defined in the Revolving Credit Agreement).

Proceeds of the Revolving Credit Facility are available for use by the Company and Nordson GmbH for working capital, acquisitions, and other general corporate purposes, including refinancing existing debt of the Company and its subsidiaries. In connection with the closing of the Revolving Credit Facility, the Company used proceeds of the Revolving Credit Facility to repay and retire $248.0 million of outstanding term loans under the Company’s prior credit facility.

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The lenders under the Revolving Credit Facility and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services from the Company and its subsidiaries (including in connection with the transactions described in this Current Report on Form 8-K), for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The description contained under Item 1.01 above is hereby incorporated by reference in its entirety into this Item 2.03.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of January 30, 2026, by and among Nordson Corporation, as Borrower, Nordson Engineering GmbH, as German Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and various financial institutions named therein as lenders.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NORDSON CORPORATION

Date:	February 2, 2026	By:	/s/ Daniel Hopgood
Daniel Hopgood
Executive Vice President and Chief Financial Officer